SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2012

Mine Clearing Corporation

(Exact name of registrant as specified in its charter)

Nevada	002-5944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Younge Street, Suite 1801, Toronto, Ontario	M5E 1W7
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:   (416) 214-2473

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2012, Camilo Velasquez resigned as the Company’s Chief Executive Officer and President.

On April 11, 2012, the board of directors appointed Gilberto Zapata to serve as a member of the Company’s board of directors and to fill the position of interim President and CEO formerly held by Mr. Velasquez. There was no known disagreement with Mr. Velasquez on any matter relating to the Company’s operations, policies or practices.

There is no family relationship between Messrs. Bastian and Zapata.

Mr. Zapata has not had any material direct or indirect interest in any of the Company’s transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction. At this time, the Company does not have any employment agreement with either Mr. Bastian or Mr. Zapata.

The following sets forth biographical information on Mr. Zapata :

Gilberto Zapata. In 2008, Mr. Zapata joined LitioMex S.A. de C.V., a privately held exploration mining company in Mexico, and currently serves as its Chief Financial Officer. From 2006 to 2008, Mr. Zapata worked as a general accountant at Sterling Mining De Mexico, an exploration and production mining company in Mexico. Mr. Zapata has also served since January 2010 as a consultant to Santa Fe Metals Corporation, a company public traded on the TSX Venture Exchange, and since February 2012 as Chief Financial Officer and Director of First Colombia Gold Corporation.  Mr Zapata is Chief financial Officer of First Colombia Gold corporation, a public company traded on the OTC Over the Counter Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2012

MINE CLEARING CORPORATION

By:	/s/ Gilberto Zapata
Name:	Gilberto Zapata
Title:	Interim President and Chief Executive Officer